SECURED PROMISSORY NOTE AND GUARANTY

USD $5,000,000.00    March 6, 2015

FOR VALUE RECEIVED, the undersigned COMSTOCK MINING INC., a corporation organized and existing under the laws of Nevada , as borrower ("Comstock" or the "Borrower") together with its wholly owned subsidiary COMSTOCK MINING LLC, a limited liability company organized and existing under the laws of Nevada ("Subsidiary" or the "Guarantor," and together with the Borrower, the "Obligors"), promises to pay to the order of AURAMET INTERNATIONAL LLC, a limited liability company organized under the laws of Puerto Rico ("Holder"), the principal sum of USD$5,000,000.00 (the "Advance"). The Advance shall be paid in 25 equal semi-monthly installments (each a "Repayment") in the amounts and on each of the dates (each a "Repayment Date") set forth in Appendix I. Each Repayment shall be in immediately available funds and paid to an account of Auramet Trading, LLC ("Auramet"), as agent for the Holder (the "Agent"). Interest shall be payable at 9.5% per annum, earned and payable in advance on the funding date of the Advance (for the avoidance of doubt, such amount shall equal $314,608.33 on the Closing Date). Notwithstanding the foregoing, upon the occurrence and during the continuance of a Default (defined below), the principal balance then outstanding shall, at the option of the Holder upon written notice to Borrower accrue interest at the lower of (i) 15% per annum or (ii) the highest rate allowable by applicable law. Interest shall be calculated on the basis of a year of 360 days and actual days elapsed. Default interest shall be payable on demand.

Upon repayment of the facility in full, the Borrower and Holder may consider renewing the facility provided upon mutually acceptable terms, but neither party shall have any commitment or obligation to do so.

This Promissory Note (the "Note") is being issued to Holder in connection with an Advance provided to the Borrower by Holder in the amount of USD$5,000,000.00. This Note is secured by (i) a first priority security interest in all personal property of the Borrower and the Guarantor, subject to any existing or future Permitted Liens (as defined below); (ii) a Pledge Agreement (the "Stock Pledge") between Borrower and Holder covering 100% of the equity membership interests of the Guarantor, (iii) the General Security Agreement between the Borrower and the Holder (the "Comstock Security Agreement "), (iv) the General Security Agreement between the Guarantor and the Holder (the "Subsidiary Security Agreement" and, together with the Comstock Security Agreement, the "Security Agreements"), (v) the Gold Purchase and Sale Agreement between Comstock and the Agent with respect to all gold sales of the Borrower and Guarantor while this Note is outstanding (the "Purchase Agreement"), (vi) that certain first priority "DEED OF TRUST WITH POWER OF SALE, ASSIGNMENT OF PRODUCTION , SECURITY AGREEMENT, FINANCING STATEMENT, AND FIXTURES FILING" dated

The11th day of February, 2014 and recorded electronically in Storey County Nevada, ID no

119932 (the "Mortgage"), (vii) the Borrower's entry into a mutually acceptable alternative risk mitigation strategy including the sale of "floor" and purchase of a "cap" or other "zero cost option collars" such as the purchase of a put option and the sale of a call option with a lower strike price (the "Price Protection Program"), (viii) the Guaranty contained in Section 12 hereof (the "Guaranty"), and (ix) a Consent, Acknowledgement and Standstill Agreement (the "Consent, Acknowledgement and Standstill Agreement") from the Borrower's principal shareholder and the holder of its Series A-1 Preferred Stock on form and content acceptable to the Holder. The Note, the General Security Agreements, the Purchase Agreement, the Starter Pit Mortgage Agreement, the Price Protection Program, the Guaranty, the Stock Pledge, the Consent, Acknowledgement and Standstill Agreement, the fee letter (the "Fee Letter") all dated the date hereof, as well as each and every other document executed in connection therewith by the Borrower and the Guarantor are hereinafter referred to as the "Loan Documents. "

The proceeds of the Advance shall be used by the Borrower to (i) pay all fees owing under the Loan Documents, (ii) for capital expenditures at the Comstock Mine, and (iii) for general working capital purposes.

For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York or Nevada are authorized or required to close.

"Change of Control" means the occurrence after the date hereof of any of (a) an acquisition by any Person (other than a Person who holds such voting power today or his affiliates or related parties) of a majority of the aggregate voting power of the voting securities of the Borrower whose holders are generally entitled to vote for the election of directors of the Borrower, (b) the merger or consolidation of the Borrower with any other Person where, after giving effect to such transaction, the stockholders of the Borrower immediately prior to such transaction do not own a majority of the aggregate voting power of the voting securities of the successor Person of such transaction whose holders are generally entitled to vote for the election of directors of the successor Person of such transaction (excluding any holding company restructuring of the Borrower), or (c) the sale or transfer of all or substantially all of the Borrower's consolidated assets to another Person where, after giving effect to such transaction, the stockholders of the Borrower immediately prior to such transaction do not own a majority of the aggregate voting power of the of the voting securities of the Person whose holders are generally entitled to vote for the election of directors of the acquiring Person immediately after the transaction.

"Indebtedness " means (a) any liabilities for borrowed money (other than trade accounts payable and operating expenses incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments under leases required to be capitalized in accordance with U.S. generally accepted accounting principles.

"Permitted Liens" means, collectively, (a) Liens existing on the date of this Note and disclosed to Holder in Appendix II and Liens arising pursuant to this Note and the other Loan Documents; (b) Liens for taxes, assessments, fees, levies, duties or other governmental charges of any kind, either not yet due or being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles , provided the same have no priority over any of Holder's security interests; (c) Liens for landlords, common carriers, warehousemen , mechanics, materialmen, repairmen, service provider, laborers, employees, suppliers or similar Liens arising by operation of law for amounts that are owed but not yet delinquent, provided such Liens do not, in the aggregate, materially detract from the value of the assets of the Borrower and its subsidiaries or materially impair the use thereof in the operation of the Borrower's or its subsidiaries' business, in each case, taken as a whole, (d) purchase money security interests in real property, improvements thereto or equipment thereafter acquired or Liens not to exceed
$500,000 in the aggregate in any fiscal year incurred solely for the purpose of financing the acquisition of goods or equipment acquired by the Borrower or Subsidiary in the ordinary course of business, (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, which in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of any such real property or materially interfere with the ordinary conduct of the Borrower's and the Subsidiary's businesses (Appendix II sets forth such matters of which the Borrower is currently aware), (t) attachments, appeal bonds, judgments and other similar Liens for the payment of money not exceeding $100,000 arising in connection with court proceedings; provided that the execution of such Liens is effectively stayed, (g) deposits to secure the performance of bids, trade contracts and leases, statutory obligations (including worker's compensation, unemployment insurance and other social security laws or regulations or in respect of health, disability, retirement or other employee benefits), surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) any other Lien created or incurred in connection with Indebtedness permitted in accordance with Section 1.2 of Schedule 2, (i) Liens securing the reimbursement obligations in respect of trade-related letters of credit, G) any Lien existing on any property or asset of any Person prior to the acquisition of such asset by the Borrower, provided, that such Lien is not created in contemplation of or in connection with such acquisition and such Lien does not apply to any other property or asset of the Borrower or Subsidiary or (k) any Lien created in favor of Holder, Auramet Trading, LLC or any of their respective affiliates.

"Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental authority.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by acceptance of this Note, agrees:

1.Maturity Date. The unpaid principal balances of the Advance and accrued but unpaid interest thereon, if any, shall be due and payable as provided for herein.

2.Loss of Note. Upon receipt by the Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Borrower will execute and deliver a new Note of like tenor and date.

3.	Default.

hereunder:
(a)
The occurrence of any of the following events shall be a "Default"

(1)	the Borrower shall fail to make any Repayment due hereunder on any Repayment Date, and such failure continues for five (5) Business Days thereafter;

(2)
any representation or warranty made by any Obligor to Holder herein or in any other Loan Document shall fail to be true and correct in any material respect (provided that the Obligors shall have a period of ten (10) Business Days from the date they receive notice thereof from the Holder within which to cure such Default(s)) ;

(3)
the Obligors shall fail to observe or perform any of the covenants, agreements or obligations (excluding the Borrower's obligation to repay the Advance) contained in the Note or any other Loan Document or any other agreement with Holder in any material respect (provided that the Obligors shall have a period of twenty (20) Business Days from the date they receive written notice thereof from the Holder within which to cure such Default(s));

(4)
any Obligor shall institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it under any applicable federal or state insolvency law, or consent to, or acquiescence in, the filing of any such petition or in the appointment of a receiver, liquidator, assignee, trustee, or other similar official of any Obligor, or of any substantial part of its property, or the making by any Obligor of an assignment for the benefit of creditors, or the admission by any Obligor in writing of its inability to pay its debts generally as they become due;

(5)	within sixty (60) days after the commencement of proceedings against any Obligor seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of such Obligor stayed, or the stay of any such order or proceedings shall thereafter be set aside, or, within sixty (60) days after the appointment without the consent or acquiescence of such Obligor of any trustee, receiver or liquidator of such Obligor over of all or any substantial part of the properties of such Obligor, such appointment shall have not been vacated;

(6)	any Obligor shall dissolve or take corporate action toward dissolution;

(7)
final judgments which exceed an aggregate of $250,000 (except to the extent covered by insurance) shall be rendered against any Obligor and shall not have been paid, discharged, stayed or vacated within forty-five

(45) days after entry or filing of such judgments;

(8)
any event of default (as such term is defined under any applicable underlying agreement) under any Obligor's indebtedness for borrowed money in excess of $250,000 in the aggregate shall occur and such event of default shall continue beyond any applicable grace or cure period or any failure of such Obligor to pay any such indebtedness when due shall occur;

(9)
the occurrence of any event that has or would reasonably be expected to have a material adverse effect on (a) the Obligors' business, operations or financial condition, (b) the Obligors' ability to perform its obligations under the Loan Documents, or (c) the rights and remedies of the Holder under the Loan Documents; or

(10)
any material provision of any material provision of any Loan Document shall cease to be in full force and effect or it shall become illegal for any party to a Loan Document to perform its obligations thereunder.

(b)Remedies upon Default. If a Default shall occur and be continuing, Holder, upon notice in writing to the Borrower, may declare all unpaid principal of the Note (which means the unpaid balance of the Advance) and the interest thereon to be immediately due and payable and the same shall become immediately due and payable upon such declaration and Holder may pursue any remedy available to Holder at law or in equity; provided , however, that in the event of any Default under clauses (4) or (5) above with respect to any Obligor, all such unpaid principal and interest shall automatically become immediately due and payable, without the need for declaration, presentment, demand, protest, or other notice of any kind; and, provided further, that Holder shall not liquidate its collateral position in the stock of Guarantor or in the assets thereof, but shall hold the same for redemption by the Borrower upon payment of all amounts owing hereunder for a period of 60 (sixty) days following such Default.

(c) Notwithstanding anything to the contrary herein, the Borrower shall not be deemed to be in Default under the terms of this Note by reason of mining operations or other required activities having been suspended or prevented by scarcity or inability to obtain equipment, material, power or fuel, by strike, lockout or industrial disturbance, by failure of carriers to transport or furnish facilities for transportation , by operation of any acts of God (including, without limitation, lightning, earthquake, fire, storm, flood, washout), by breakage or accident to machinery or facilities, or by any cause beyond the Borrower's control, other than market conditions or the price of gold or raw materials generally; provided , that the Borrower shall exercise reasonable best efforts to resume mining operations.

4.	Prepayment.

(a)Optional Prepayment. The Borrower may, upon five (5) days prior written notice to Holder, prepay this Note in whole or in part.

(b)Mandatory Prepayment. This Note shall be subject to mandatory prepayment, at the option of the Holder, in the event of the termination of the Chief Executive Officer of the Borrower or a Change of Control.

5.Default Notices to Holder. So long as this Note shall be outstanding, the Borrower shall promptly deliver a notice to Holder describing any Default of which it has become aware.

6.Gross Up. All Repayments under this Note by Borrower will be made without any deduction or withholding for or on account of any tax or other withholding or deduction unless such tax, deduction or withholding is required by any applicable law then in effect (a "Required Tax, Deduction or Withholding"). Any such Required Tax, Deduction or Withholding (other than income or franchise taxes of Holder or withholding imposed by the Foreign Account Tax Compliance Act) shall be for Borrower's account and promptly reimbursed to Lender.

7.Costs. The Borrower agrees to reimburse Holder for any reasonably documented legal fees or other costs associated with the enforcement or administration of this Note or any of the other Loan Documents; provided that such costs in connection with the preparation and execution of the Loan Documents shall be provided for in the Fee Letter.

8.Representations and Warranties. Each Obligor hereby makes each of the representations and warranties set forth on Schedule 1 hereto, as of the date of this Agreement.

9.Covenants. Each Obligor hereby agrees to observe and fully perform each of the covenants set forth on Schedule 2 hereto.

10.Conditions Precedent. Prior to the extension of the funds contemplated to be advanced herein, unless waived in writing in advance by Holder, the Borrower shall have delivered to Holder the following documents, in form and substance satisfactory to Holder, and performed the following undertakings to the satisfaction of Holder:

(a)	This Note;

(b)	This Guaranty;

(c)	The Pledge Agreement;

(d)	The Security Agreements;

(e)	The Mortgage;

(f)    The Purchase Agreement;

(g)Payment of the fees under the Fee Letter;

(h)A secretary's certificate of Borrower and Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of the Note and the other Loan Documents to which they are a party;

(i)    Entry into the Price Protection Program;

(j) Such other documents or certificates, and completion of such other matters, as the parties may mutually deem necessary or appropriate in good faith;

(k)	The Consent, Acknowledgement and Standstill Agreement; and

(I)	Completion of satisfactory review of mine ownership and leases.

11.	Miscellaneous.

(a)    Waiver and Amendment. Any provision of this Note may be waived, amended or modified only upon the written consent of the Borrower, the Guarantor and Holder.

(b)    Assignment; Participations . Prior to the occurrence and continuance of a Default, the Holder may not assign this Note without the prior written consent of the Borrower, not to be unreasonably withheld. The Borrower may not transfer or assign all or any part of this Note without the prior written consent of Holder.

The Holder may sell participations in all or a portion of the Holder's rights and obligations under this Note; provided that the Borrower shall continue to deal solely and directly with the Holder in connection with the Holder's rights and obligations under this Note and all rights and remedies with respect to the Loan Documents may only be exercised by the Holder (other than the right to payment under such participation).

New York.

(c)	Governing Law. This Note shall be governed by the laws of the State of

(d)    Severability. If any of the provisions of this Note is held invalid, such invalidity shall not affect the other provisions hereof that can be given effect without the invalid provision, and to this end the provisions of this Note are intended to be and shall be deemed severable.

(e)    Indemnification. The Obligors agree to hold harmless, defend and indemnify Holder, its officers, employees, agents and representatives (each, an "Indemnified Party") from and against any liability, loss, cost, expense, damage claim or cause of action due to or arising out of or in connection with this Note or any other Loan Document in any way, directly or indirectly. The indemnification provided for in the immediately preceding sentence shall not apply to liabilities, losses, costs, expenses, damage, claims or causes of action which may arise as the result of the willful misconduct or negligence of the Indemnified Party.

(f)    Notices. All notices and other communications given to or made upon any party hereto in connection with this Note shall, except as otherwise expressly herein provided, be in writing (including telecopy, telefaxed, telegraphic or electronic communication) and mailed via certified or electronic mail, telefaxed, telegraphed or delivered to the respective parties, as follows:
To the Borrower or the Guarantor, as appropriate: Comstock Mining Inc.
1200 American Flat Road
PO Box 1118
Virginia City, NV 89440
Attn: Mr. Corrado de Gasperis, President and CEO Email: degasperis@comstockmining. com

To Holder:

Auramet International LLC
259 Calle Recinto Sur, Suite 2A San Juan, PR 00901
Attn: Justin Sullivan Tel. /Fax: 787.724.6173

With a copy to: Auramet Trading, LLC
300 Frank W. Burr Blvd 5th Floor, Suite 24 Teaneck, NJ 07666 Attn: James Verraster
Telecopy: 201-905-5001

Or in accordance with any subsequent written direction from the recipient party to the sending party delivered in accordance with this Section 11(f). All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon (i) delivery if delivered by hand or international courier with return receipt; or (ii) acknowledgement of receipt by the receiving party by telephone or in writing, in the case of facsimile or email.

12.Guaranty. In order to induce the Holder to extend credit to the Borrower hereunder and under the other Loan Documents, the Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the obligations of the Borrower hereunder and under each of the other Loan Documents (collectively, the "Obligations"). The Guarantor further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor hereunder are absolute and unconditional until all the Obligations shall have been indefeasibly paid in full, irrespective of
(a)the failure of the Holder to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of any Loan Document or otherwise hereunder,
(b)any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Note, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.

The Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Holder to any balance of any deposit account or credit on the books of the Holder in favor of the Borrower or any other Person.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Obligations) and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations).

The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment , or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Holder upon the bankruptcy or reorganization of the Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Holder may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Holder, forthwith pay, or cause to be paid, to the Holder in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.

Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Holder.

This Guaranty shall terminate upon the indefeasible payment of all the Obligations.

IN WITNESS WHEREOF, the Borrower and the Guarantor have caused this Note to be duly executed by its officer, thereunto duly authorized as of this 6th day of March, 2015.

BORROWER:

COMSTOCK MINING INC.

By: /s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: President + CEO

GUARANTOR:

Acknowledged and Agreed:

HOLDER:

COMSTOCK MINING LLC

By: /s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: Managing Member

AURAMET INTERNATIONAL LLC

By: /s/ James Verraster, III
Name: James Verraster
Title: Director

Schedule 1

The Obligors hereby represent and warrant to Holder, as of the date of this Note, the following:

(a)Organization. Each of them is duly organized, validly existing, and in good standing under the laws of its jurisdiction, with full corporate or limited liability company power and authority, as the case may be, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with all federal, provincial, state, local, foreign, and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets, and to carry on its business or proposed business as required except where the failure to have such consents, authorizations, approvals, orders, licenses, certifications and permits could not reasonably be expected to have a material adverse effect on its businesses or operations. Each is duly licensed and qualified to do business and be in good standing in every jurisdiction in which the ownership, leasing, licensing or use of property and assets or the conduct of its business makes such qualification necessary except where the failure to have such licenses and qualifications could not reasonably be expected to have a material adverse effect on its business or operations. The corporate organization chart attached hereto is true and accurate in all material respects.

(b)Financial Statements. The audited balance sheet of the Borrower and its consolidated subsidiaries for the 12 month period ending December 31, 2014, the related audited statements of operations and statements of cash flow for the year ended December 31, 2014 (collectively and including the notes thereto, the "Financial Statements"), present fairly in all material respects the financial position and cash flows of the Borrower and its consolidated subsidiaries at the indicated dates and for the indicated periods subject, in the case of the Financial Statements as of and for the twelve months ended on the Balance Sheet Date.

(c)Absence of Undisclosed Liabilities. The Borrower and its consolidated subsidiaries have no material outstanding claims, liabilities, obligations or indebtedness, contingent or otherwise, whether asserted or unasserted except as reflected in the Financial Statements. All material liabilities of the Borrower and its consolidated subsidiaries incurred subsequent to the Balance Sheet Date have been incurred in the ordinary course of business.

(d)Absence of Changes. Since the Balance Sheet Date, the Borrower and its consolidated subsidiaries have operated in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not occurred any change in the financial condition, results of operations, assets, liabilities or business of the Borrower which, in the aggregate, has had a material adverse effect on the Borrower's business.

(e)Title to Properties; Encumbrances; Priority. Except for matters disclosed in Appendix II or disclosed in the Borrower's securities law filings, the Obligors have good, valid and marketable title to (i) all of their respective material properties and assets (real, personal, tangible and intangible), and (ii) all the material properties and assets purchased or otherwise acquired since the Balance Sheet Date (except as may be disposed of as permitted hereunder); in each case clear of all encumbrances, liens, claims, charges or other restrictions of whatever kind or character, except for Permitted Liens and other minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such property and assets for their intended purposes. Each Security Agreement is effective to create in favor of Holder a legal, valid and enforceable security interest in the Collateral (as defined in each Security Agreement) and when the actions contemplated by such Security Agreement are taken, including filing financing statements that comply with the requirements of the Uniform Commercial Code of Nevada (the "UCC") and achieving control over certain Collateral and subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(t) Material Agreements. The Obligors are not in material violation or breach of or in material default with respect to, complying with any provision of any material contract, agreement, instrument, lease, license, arrangement or understanding to which it is a party, including without limitation, each such material contract, agreement, instrument, lease, license, arrangement and understanding is in full force and effect and is a legal, valid and binding obligation enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles). To the knowledge of the Obligors, no third party is in default under any agreement, contract or other instrument, document or agreement to which an Obligor is a party, which default would or could have a material adverse effect on their respective properties or assets or their respective businesses as presently conducted or proposed to be conducted.

(g)Litigation. Except for matters disclosed in Appendix II or disclosed in the Borrower's securities law filings, there is no material action, suit, investigation , customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or threatened against or affecting an Obligor that has had or would reasonably be expected to have a material adverse effect on its business or operations, nor, to the knowledge of the Obligors, does there exist any basis therefor. Neither Obligor is subject to any judgment, order, writ, injunction or decree of any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that has had or would reasonably be expected to have a material adverse effect on its businesses or operations. None of the Obligors' officers or directors is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality that has had or would reasonably be expected to have a material adverse effect on its businesses or operations.

(h)Non-Defaults. Except for matters disclosed in Appendix II or disclosed in the Borrower's securities law filings, neither Obligor is in material default in the performance or observance of any obligation with respect to any order, writ, injunction or
2

decree of any court of any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, would constitute, a material default under any of the foregoing, in each case that would reasonably be expected to have a material adverse effect on their businesses or operations. Upon the execution of the Note, the Borrower will not be in material breach of any term of any of the Loan Documents nor will any Default be presently occurring, which, in either event, if not cured pursuant to the terms of the Note, would materially and adversely impair the Borrower's ability to perform its obligations under the Note.

(i)Taxes. The Obligors have filed all federal, state and material local or foreign tax returns which are required to be filed by it and all such returns are true and correct in all material respects and have paid all taxes pursuant to such returns or pursuant to any assessments received by it (other than any amounts which they are disputing in good faith) and has withheld all amounts which it is obligated to withhold from amounts owing to any employee, creditor or third party. No material deficiency assessment with respect to or proposed adjustment of the Obligors' federal, state, county or local taxes is pending or, to their knowledge, threatened. There is no tax lien, whether imposed by any federal, provincial, state, county or local taxing authority, outstanding against the assets, properties or business of either Obligor.

G) Compliance with Laws; Environmental Matters, Licenses, Etc. Except for matters disclosed in Appendix II or disclosed in the Borrower's securities law filings, the Obligors have not received any notice of any violation of, or noncompliance with, any federal, provincial, state, local or foreign laws, ordinances, regulations or orders (including, without limitation, those relating to all applicable federal, provincial, state and local insurance laws, rules and regulations, environmental protection, occupational safety and health ("Notice of Violation") applicable to their businesses, the violation of, or noncompliance with which, would have a material adverse effect on such business or operations. The Obligors have all licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, "Governmental Licenses") required for the operation of its businesses and the use of its properties where the failure to obtain or possess such license or permit would have a material adverse effect on such businesses.

(k)Authorization. The execution and delivery of the Note and the other Loan Documents to which each Obligor is a party have been duly authorized by all requisite corporate action or limited liability company action, as the case may be, and when so executed and delivered, the Note and the other Loan Documents will constitute the valid and binding obligations of such Obligor, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization , moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity.

(l)Non-Contravention Etc. The execution, delivery and performance of the terms of the Note and the other Loan Documents will not (i) violate any provision of law or statute or any order of any court or other agency of government binding on the Obligors, in each case, which would cause a material adverse effect on the Obligors; or
(ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default under any material agreement, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Obligors.

(m)Insurance. All insurable assets and properties of the Obligors are insured against all risks usually insured against by persons owning or operating similar properties and assets in the localities where such properties or assets are located, through insurance policies all of which are in full force and effect. Each of the insurance policies referred to in this section is issued by an insurer of recognized responsibility, and the Obligors have not received any notice or threat of the cancellation or nonrenewal of any such policy.

(n)No Consent. No permit, consent, approval, authorization, order or filing with any court or governmental authority is required in connection with the issuance of the Note, except for (i) recordations or filings necessary to perfect any security interests granted pursuant to the Loan Documents, (ii) any application required to be submitted to complete the transactions contemplated by the Fee Letter; and (iii) and filings required to be submitted to the U.S. Securities and Exchange Commission with respect to the transactions contemplated by this Note.

(o)Employee Relations. The Obligors are in material compliance with all applicable federal, provincial, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours and there are no pending investigations involving any of them. No collective bargaining agreement or modification thereof is currently being negotiated by the Borrower and no labor dispute with the employees of the Borrower exists, or is imminent.

(p)Coverage of Mortgage. Exhibit A to the Mortgage completely and accurately describes those certain patented claims located in the starter pit (the "Comstock Mine") and all real property and assets constituting the area where the Borrower intends to actively mine pursuant to its current and expected mine plan, including all recent additions and any parcels containing Lucerne Pit reserves and resources (under and across the road) plus any property that encompasses the operating areas of the mine, crusher, leach pad, etc., and any recently acquired land in and around the operation of the Comstock Mine (not including the Northern Comstock JV or Dayton), which property, assets and areas together with the Comstock Mine.

Schedule 2

The Obligors covenant and agree that for so long as the Note is outstanding or any amounts remain due and payable to Holder hereunder, it shall observe and abide by each of the covenants and agreements contained in this Schedule 2, unless consented to in writing in advance by Holder or otherwise permitted hereunder.

1.1.    Merger, Consolidation and Disposition of Assets.

1.1.1.    Mergers and Acquisitions. Except for any holding company restructuring, without Holder's prior written consent, which consent may not be unreasonably withheld, conditioned or delayed, the Obligors will not effect any merger or consolidation except that a subsidiary may merge or consolidate into another subsidiary and either subsidiary may merge or consolidate into the Borrower so long as the Borrower is the surviving entity.

1.1.2.    Disposition of Property. Without Holder's prior written consent, which consent may not be unreasonably withheld, neither the Borrower nor the Subsidiary will sell, lease or otherwise dispose of any of the property, including any disposition of the property as part of a sale and leaseback transaction, to or in favor of any person, except for (i) sales of inventory made in the ordinary course (including, without limitation, pursuant to any installment, output requirement, offtake or similar agreement with respect to the sale of future production in the ordinary course), (ii) property valued at less than $50,000, (iii) arm's length dispositions of equipment for cash and fair value that are no longer used or useful in the business of the Borrower or Subsidiary and (iv) sales by Borrower of its equity securities.

1.2.    Indebtedness. Other than the Indebtedness described on Appendix II or disclosed in the Borrower 's securities law filings, neither the Borrower nor the Subsidiary will create, incur, assume, or suffer to exist, any Indebtedness, except: (a) this Note (as the same may be extended, increased, renewed or refunded from time to time by mutual agreement of the parties); (b) Indebtedness and other obligations arising in the ordinary course of operations or business such as those in respect of business expense reimbursements, workers' compensation claims, bid or performance bonds, reclamation or appeal bonds, surety bonds or letters of credit, leases or deferred purchase price of equipment, trade credit, endorsement of checks, and completion guarantees; (c) Indebtedness incurred or assumed for the purpose of financing the acquisition, construction or improvement of any business, property, equipment or assets (including capital leases) so long as recourse with respect to such Indebtedness is limited solely to such acquired, constructed or improved business, property , equipment or asset; (d) Indebtedness that is subordinated in favor of the Holder; (e) intercompany indebtedness between the Borrower and its subsidiaries; (f) and obligations, contingent or otherwise, existing or arising under any hedging or swap agreement, provided that such obligations are (or were) entered into with Holder, Auramet Trading or their respective affiliates in the ordinary course of business and not for speculative purposes and (g) Indebtedness incurred with Caterpillar Financial Services Corporation or its affiliates.

1.3.    Liens. Without the prior written consent of Holder, other than Permitted Liens, neither the Borrower nor Subsidiary will (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind (each of the foregoing, a "Lien") upon any of its property, or upon the income or profits therefrom, except as otherwise permitted herein; transfer any of such property or the income or profits therefrom for the performance of any other obligation in priority to payment of its general creditors; or (ii) except with respect to Permitted Liens, acquire, or agree or have an option to acquire, any property upon conditional sale or other title retention or purchase money security agreement, device or arrangement. This provision shall not be read to prohibit a holding company restructuring, the sale or disposition of obsolete equipment or property, or other property not material to the operation and development of the Comstock Mine, so long as the same is done at arm's length and in the ordinary course of the Obligors' business.

1.4.    Restrictions on Investments. Without Holder's prior written consent, the Borrower will not, and will not permit Subsidiary to make or permit to exist or to remain outstanding any Investment (as defined below) except Investments in: (a) cash equivalents; (b) short term indebtedness guaranteed by the United States government with a maturity not exceeding 6 months; (c) inventory purchased in the ordinary course of business ; (d) Investments made in exchange solely for equity or (e) or Investments in real property adjacent to Borrower's operation or reasonably close thereto to further the development of its mining business. For purposes of this Note, "Investment" means with respect to any Person, directly or indirectly, (a) the ownership, purchase or other acquisition of capital stock of any other Person or (b) the purchase or other acquisition, whether in one transaction or in a series of transactions, of all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person or (c) to guarantee Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case (excluding Indebtedness permitted to be incurred under Section 1.2) directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit, excluding deposits with financial institutions available for withdrawal on demand and prepaid expenses, accounts receivable and similar items created in the ordinary course of business.

1.5.    Distributions; Restricted Payments. Except for semiannual dividends payable with respect to the Borrower's preferred stock, which shall not be made in cash when a Default has occurred and is continuing hereunder, the Borrower will not declare, pay or make any distribution on shares of its capital stock or apply any of its funds or property to the purchase, redemption or other retirement of any shares of its capital stock, or of any options to purchase or acquire any capital stock of the Borrower, without
. Holder's prior written consent.

1.6.    Compliance with Environmental Laws. The Obligors will act at all times in compliance with environmental laws, except where the failure of such compliance would not be reasonably likely to have a material adverse effect on the Borrower's business or operations.

1.7.    Business Activities. Without the prior written consent of Holder, which consent may be given or denied at Holder's sole discretion, neither the Borrower nor the Subsidiary will engage directly or indirectly (whether through subsidiaries or otherwise) in any type of business other than the businesses presently or currently planned to be conducted by them and in related lines of businesses .

1.8.    Transactions with Affiliates. Excluding any relationships, arrangements or agreements existing on the date hereof and disclosed in the Borrower's securities law filings, the Borrower will not (without the prior written consent of Holder, which consent may be given or denied at Holder's sole discretion), other than in the Borrower's ordinary course of business, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any person in which any such Affiliate has a substantial interest or is an officer, director, partner, member or trustee on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business. As used herein, the term "Affiliate" means any person that is controlled by or is under common control with such controlling person. As used in the prior sentence, the term "control" means the power to vote 50% or more of any class of voting securities of such person or to direct or cause the direction of the management or policies of such Person.

1.9.    Conflicting Agreements. Without the prior written consent of Holder, which consent may be given or denied at Holder's sole discretion, neither of the Obligors will enter into any amendment or other modification of material agreements that could reasonably be expected to adversely affect Holder; in addition, neither of the Obligors will enter into any amendment or other modification to any other currently existing contractual obligation, which by its terms materially impairs the ability of the Borrower to (a) repay the Advance, or (b) fully satisfy all of its obligations hereunder, without the prior written consent of Holder, which consent may be given or denied at Holder's sole discretion.

1.10.    Financial Statements. Not later than 45 days following the end of each fiscal quarter (excluding the last fiscal quarter of each fiscal year) and 60 days following the end of each fiscal year, while this Note is outstanding, the Obligors shall deliver to Holder quarterly or annual financial statements (including statements of cash flow), as the case may be, of the Borrower and its consolidated subsidiaries substantially prepared in accordance with generally accepted accounting practices, except for normal recurring year-end adjustments provided that so long as such documentation is publicly available at such times it shall be deemed to be delivered for purposes of this covenant; provided , that for purposes of this Note, the posting of such financial statements on the website of the Securities and Exchange Commission shall constitute delivery.

1.11. Monthly Financial Statements and Operating Reports. Within thirty (30) days following the end of each month while this Note is outstanding, the Obligors shall deliver to Holder: internally prepared, unaudited monthly financial statements of the

Obligors, so long as Holder shall agree to maintain such financial statement confidentially pursuant to a non-disclosure agreement acceptable to Comstock; and an operating report describing the status of operations for the Comstock Mine.

1.12. Minimum Liquidity Balance. The Borrower shall, at all times maintain a minimum Liquidity Balance (as defined below) of $1,000,000. "Liquidity Balance" means the Borrower's balance of cash and cash equivalents, including short term certificates of deposits and US Treasury bills and notes, plus 90% of the value of any gold/silver <lore that has been picked up by a secured carrier but not yet paid for, as of any date of determination. If at any time the Borrower fails to maintain a minimum Liquidity Balance of $1,000,000 (a "Liquidity Failure"), the Borrower shall immediately notify Holder of such Liquidity Failure and shall cure such Liquidity Failure within 7 days from the date that the Holder is provided notification of such Liquidity Failure.

1.13    Notification as to Certain Events. The Obligors shall notify Holder if the Obligors become aware of any event that has or would reasonably be expected to have a material adverse effect on the Obligors' business or operations with respect to their property or the Obligors' ability to perform its obligations under the Note. The Obligors shall notify Holder immediately of all correspondence relating to a material event, or material problem or alleging an event of default or an event which would become a Default if not corrected.

1.14    Maintenance of Required Approvals and Consents; Compliance with Laws. The Obligors will take all action necessary to maintain all approvals and consents necessary with respect to the operation of their respective businesses, except where the failure to maintain such approvals and consents could not reasonably be expected to have a material adverse effect on such businesses or operations. The Obligors shall comply in all material respects with all applicable laws with respect to the operation of their businesses.

1.15    Inspection of Assets and Operations. Permit representatives of the Holder to inspect the Borrower's operations and for that purpose to enter on Borrower's property during reasonable business hours and upon reasonable notice; provided, however, if a Default has occurred and is continuing, the foregoing limitation with respect to reasonable business hours and reasonable notice shall not apply.

Appendix I

Repayment Date	Principal Amount of Repayment
April 30, 2015	USD$200,000.00
May 16, 2015	USD$200,000.00
May 31, 2015	USD$200,000.00
June 15, 2015	USD$200,000.00
June 30, 2015	USD$200,000.00
July 15, 2015	USD$200,000.00
July 31, 2015	USD$200,000.00
August 15, 2015	USD$200,000.00
August 31, 2015	USD$200,000.00
September 15, 2015	USD$200,000.00
September 30, 2015	USD$200,000.00
October 15, 2015	USD$200,000.00
October 31, 2015	USD$200,000.00
November 15, 2015	USD$200,000.00
November 30, 2015	USD$200,000.00
December 15, 2015	USD$200,000.00
December 31, 2015	USD$200,000.00
January 15, 2016	USD$200,000.00
January 31, 2016	USD$200,000.00
February 15, 2016	USD$200,000.00
February 29, 2016	USD$200,000.00
March 15, 2016	USD$200,000.00
March 31, 2016	USD$200,000.00
April 15, 2016	USD$200,000.00
April 30, 2016	USD$200,000.00

Appendix II

Existing Indebtedness [To come]
Existing Liens [To come]
Existing Real Property Restrictions [To come]
Organizational Chart

Comstock Mining Inc.
Northern Comstock LLC*
Comstock Mining LLC
F/K/A The Plum Mining Co, LLC

Gold Hill Hotel, Inc.

* On October 20, 20 I0, the Company entered into an operating agreement (the "Operating Agreement") to form Northern Comstock LLC ("Northern Comstock") with Mr. Winfield, our Chairman and largest shareholder, and an entity controlled by Mr. Winfield, OWC Resources, Inc. ("OWC"). As part of the Operating Agreement, the Company obtained rights relating to certain property formerly owned by OWC in Storey County, Nevada (the "OWC Property") and two groups of properties leased by Mr. Winfield in Storey County, Nevada from the Sutro Tunnel Company (the "Sutro Property") and Virginia City Ventures (the "VCV Property").

Pursuant to the terms of the Operating Agreement for Northern Comstock, OWC contributed the OWC Property to Northern Comstock and John Winfield contributed his rights under the Sutro Property and the VCV Property to Northern Comstock. The Company contributed 862.5 shares of Series A- 1 Preferred Stock in each annual period from 20 I 0 to 20 13, and contributes its services in the area of mine exploration, development and production to Northern Comstock. The terms of the Operating Agreement provide that on each anniversary of the Operating Agreement, up to and including the thirty-ninth (39th) anniversary, the Company will make additional capital contributions in the amount of $862,500, in the form of Series A-1 Preferred Stock or cash (upon request of Northern Comstock , which request for cash can be denied by the Company in certain circumstances). In addition the Operating Agreement provides that each time more than 200,000 gold equivalent ounces of measured and indicated resources are validated, the capital contributions for such year will be accelerated to $5 million or 5,000 shares of Series A- 1 preferred stock.

The Operating Agreement provides the Company with the exclusive rights of development, production , mining and exploration on the respective properties and requires the Company to make certain expenditures toward that end.

Under the terms of the Operating Agreement, all cash flows from the bullion or other minerals recovered from the ore mined out of the ground but untreated and minerals produced from the milling or reduction of ore to a higher grade produced from the DWC Property, Sutro Property or VCV Property, as applicable, or finished products produced from any such property, will be distributed to the Company after the payment of royalties associated with such properties.